Exhibit 99.1

Paramount Announces Fourth Quarter 2019 Results

– Leases 1,549,059 square feet in 2019 –

– Initiates Guidance for Full Year 2020 –

NEW YORK – February 12, 2020 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Annual Report on Form 10-K for the year ended December 31, 2019 today and reported results for the fourth quarter ended December 31, 2019.

Fourth Quarter Highlights:

Results of Operations:

•

Reported net loss attributable to common stockholders of $50.1 million, or $0.22 per diluted share, for the quarter ended December 31, 2019, compared to net income attributable to common stockholders of $5.3 million, or $0.02 per diluted share, for the quarter ended December 31, 2018. Net loss attributable to common stockholders for the quarter ended December 31, 2019 includes (i) a $37.9 million, or $0.17 per diluted share, real estate impairment loss, (ii) a $10.8 million, or $0.05 per diluted share, loss on early extinguishment of debt and (iii) a $7.4 million, or $0.03 per diluted share, expense from the non-cash write-off of deferred financing costs. The loss on early extinguishment of debt and the write-off of deferred financing costs were incurred in connection with the $1.25 billion refinancing of 1633 Broadway in November 2019.

•

Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $58.3 million, or $0.26 per diluted share, for the quarter ended December 31, 2019, compared to $59.3 million, or $0.25 per diluted share, for the quarter ended December 31, 2018.

•	Reported a 5.9% increase in Same Store Cash Net Operating Income (“NOI”) and a 1.7% increase in Same Store NOI in the quarter ended December 31, 2019, compared to the same period in the prior year.

•

Leased 290,284 square feet, of which the Company’s share was 164,744 square feet that was leased at a weighted average initial rent of $86.23 per square foot. Of the square footage leased, 140,055 square feet represented second generation space, for which the Company achieved a positive mark-to-market of 1.1% on a cash basis and 10.1% on a GAAP basis. The cash and GAAP mark-to-markets for leases signed in the fourth quarter of 2019 were impacted by the execution of an 18,300 square foot lease in the mid-rise of 900 Third Avenue, which was previously leased on a short-term basis (nine months) to a tenant that was paying rental rates, well above market, in excess of $93.50 per square foot. Excluding this lease, the Company achieved a positive mark-to-market of 4.4% on a cash basis and 15.9% on a GAAP basis.

Transactions and Capital Markets Activity:

•

Completed a $1.25 billion refinancing of 1633 Broadway, a 2.5 million square foot Class A office building located in New York, New York, on November 25, 2019. The new 10-year interest-only loan has a fixed rate of 2.99% and matures in December 2029. The proceeds from the refinancing were used to repay the existing $1.05 billion loan that bore interest at a weighted average rate of 3.55% and was scheduled to mature in December 2022. The Company realized net proceeds of $179.0 million after the repayment of the existing loan, swap breakage costs and closing costs.

•

Completed the acquisition of Market Center, a two-building Class A office complex comprising 747,000 square feet in San Francisco, California, on December 11, 2019, through a joint venture in which the Company owns a 67.0% interest. The transaction valued the property at $722.0 million. In connection with the acquisition, the joint venture completed a $402.0 million financing of the property for an initial term of five years, with two one-year extension options. The loan is interest only at LIBOR plus 150 basis points and was swapped for an all-in fixed rate of 3.07% over the initial term.

•	Declared a fourth quarter cash dividend of $0.10 per common share on December 13, 2019, which was paid on January 15, 2020.

•

Completed its $200.0 million Stock Repurchase Program by repurchasing 7,158,804 common shares in 2019 at a weighted average price of $13.22 per share, or $94.6 million in the aggregate, of which 432,601 common shares were repurchased in October 2019, at a weighted average price of $12.97 per share, or $5.6 million in the aggregate. From the inception of the program, the Company has repurchased 14,714,405 common shares at a weighted average price of $13.59 per share.

•

Received authorization from its Board of Directors in November 2019 to repurchase an additional $200.0 million of the Company’s common stock from time to time, in the open market or in privately negotiated transactions.

Financial Results

Quarter Ended December 31, 2019

Net loss attributable to common stockholders was $50.1 million, or $0.22 per diluted share, for the quarter ended December 31, 2019, compared to net income attributable to common stockholders of $5.3 million, or $0.02 per diluted share, for the quarter ended December 31, 2018. Net loss attributable to common stockholders for the quarter ended December 31, 2019 includes (i) a $37.9 million, or $0.17 per diluted share, real estate impairment loss, (ii) a $10.8 million, or $0.05 per diluted share, loss on early extinguishment of debt and (iii) a $7.4 million, or $0.03 per diluted share, expense from the non-cash write-off of deferred financing costs. The loss on early extinguishment of debt and the write-off of deferred financing costs were incurred in connection with the $1.25 billion refinancing of 1633 Broadway in November 2019.

Funds from Operations (“FFO”) attributable to common stockholders was $40.0 million, or $0.18 per diluted share, for the quarter ended December 31, 2019, compared to $56.3 million, or $0.24 per diluted share, for the quarter ended December 31, 2018. FFO attributable to common stockholders for the quarters ended December 31, 2019 and 2018 includes the impact of non-core items, which are listed in the table on page 11. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the quarter ended December 31, 2019 and 2018 by $18.3 million and $3.0 million, respectively, or $0.08 and $0.01 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 11, was $58.3 million, or $0.26 per diluted share, for the quarter ended December 31, 2019, compared to $59.3 million, or $0.25 per diluted share, for the quarter ended December 31, 2018.

Year Ended December 31, 2019

Net loss attributable to common stockholders was $36.9 million, or $0.16 per diluted share, for the year ended December 31, 2019, compared to net income attributable to common stockholders of $9.1 million, or $0.04 per diluted share, for the year ended December 31, 2018. Net loss attributable to common stockholders for the year ended December 31, 2019 includes (i) a $37.9 million, or $0.16 per diluted share, real estate impairment loss, (ii) a $10.8 million, or $0.05 per diluted share, loss on early extinguishment of debt, (iii) a $7.4 million, or $0.03 per diluted share, expense from the non-cash write-off of deferred financing costs and (iv) a $1.0 million, or $0.00 per diluted share, gain on sale of real estate (Liberty Place). The loss on early extinguishment of debt and the write-off of deferred financing costs were incurred in connection with the $1.25 billion refinancing of 1633 Broadway in November 2019. Net income attributable to common stockholders for the year ended December 31, 2018, included (i) $32.2 million, or $0.13 per diluted share, of gain on sale of real estate, net of “sting” taxes and (ii) a $41.6 million, or $0.17 per diluted share, real estate impairment loss.

FFO attributable to common stockholders was $208.2 million, or $0.90 per diluted share, for the year ended December 31, 2019, compared to $224.5 million, or $0.94 per diluted share, for the year ended December 31, 2018. FFO attributable to common stockholders for the years ended December 31, 2019 and 2018 includes the impact of non-core items, which are listed in the table on page 11. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the years ended December 31, 2019 and 2018 by $19.0 million and $5.4 million, respectively, or $0.08 and $0.02 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 11, was $227.2 million, or $0.98 per diluted share, for the year ended December 31, 2019, compared to $229.9 million, or $0.96 per diluted share, for the year ended December 31, 2018.

Portfolio Operations

Quarter Ended December 31, 2019

Same Store Cash NOI increased by $5.1 million, or 5.9%, to $92.1 million for the quarter ended December 31, 2019 from $87.0 million for the quarter ended December 31, 2018. Same Store NOI increased by $1.7 million, or 1.7%, to $102.3 million for the quarter ended December 31, 2019 from $100.6 million for the quarter ended December 31, 2018.

During the quarter ended December 31, 2019, the Company leased 290,284 square feet, of which the Company’s share was 164,744 square feet that was leased at a weighted average initial rent of $86.23 per square foot. This leasing activity, offset by lease expirations in the quarter, decreased leased occupancy and same store leased occupancy (properties owned by the Company in both reporting periods) by 60 basis points to 95.9% at December 31, 2019, from 96.5% at September 30, 2019. Of the 290,284 square feet leased in the fourth quarter, 140,055 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 1.1% on a cash basis and 10.1% on a GAAP basis. The cash and GAAP mark-to-markets for leases signed in the fourth quarter were impacted by the execution of an 18,300 square foot lease in the mid-rise of 900 Third Avenue, which was previously leased on a short-term basis (nine months) to a tenant that was paying rental rates, well above market, in excess of $93.50 per square foot. Excluding this lease, the Company achieved a positive mark-to-market of 4.4% on a cash basis and 15.9% on a GAAP basis. The weighted average lease term for leases signed during the fourth quarter was 6.4 years and weighted average tenant improvements and leasing commissions on these leases were $11.26 per square foot per annum, or 13.1% of initial rent.

Year Ended December 31, 2019

Same Store Cash NOI increased by $24.9 million, or 7.3%, to $364.8 million for the year ended December 31, 2019 from $339.9 million for the year ended December 31, 2018. Same Store NOI increased by $10.7 million, or 2.7%, to $409.4 million for the year ended December 31, 2019 from $398.7 million for the year ended December 31, 2018.

During the year ended December 31, 2019, the Company leased 1,549,059 square feet, of which the Company’s share was 1,069,954 square feet that was leased at a weighted average initial rent of $89.94 per square foot. This leasing activity, offset by lease expirations in the year, and including the occupancy impact of the acquired and sold properties discussed below, decreased leased occupancy by 50 basis points to 95.9% at December 31, 2019, from 96.4% at December 31, 2018. Same store leased occupancy (properties owned by the Company in both reporting periods), which excludes the occupancy impact from the acquisition of 111 Sutter Street, 55 Second Street and Market Center and the disposition of Liberty Place, decreased by 30 basis points to 96.1% at December 31, 2019 from 96.4% at December 31, 2018. Of the 1,549,059 square feet leased in the year, 901,312 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 14.8% on a cash basis and 17.1% on a GAAP basis. The cash and GAAP mark-to-markets for leases signed in the year were impacted by the execution of an 18,300 square foot lease in the mid-rise of 900 Third Avenue, which was previously leased on a short-term basis (nine months) to a tenant that was paying rental rates, well above market, in excess of $93.50 per square foot. Excluding this lease, the Company achieved a positive mark-to-market of 15.6% on a cash basis and 18.1% on a GAAP basis. The weighted average lease term for leases signed during the year was 8.7 years and weighted average tenant improvements and leasing commissions on these leases were $10.59 per square foot per annum, or 11.8% of initial rent.

Guidance

The Company is providing its Estimated Core FFO Guidance for the full year of 2020, which is reconciled below to estimated net income attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net income attributable to common stockholders will be between $0.02 and $0.08 per diluted share. The estimated net income attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

The Company estimates 2020 Core FFO to be between $1.00 and $1.06 per diluted share. The estimated Core FFO of $1.03 per diluted share, at the midpoint of the Company’s Guidance for 2020, when compared to actual Core FFO of $0.98 per diluted share for 2019, assumes among other items, increases and decreases in the Company’s share of the following components: (i) an increase in Same Store Cash NOI of 3.8% to 4.8%, resulting in an incremental $0.06 per diluted share, (ii) an increase in Cash NOI of $0.04 per diluted share from acquisitions (Market Center, 55 Second Street and 111 Sutter Street), net of dispositions (Liberty Place) that closed during 2019, and (iii) a decrease in general and administrative expenses of $0.01 per diluted share, partially offset by (iv) a decrease in non-cash straight-line rent and amortization of above and below-market lease revenue, net of $0.03 per diluted share, (v) an increase in interest and debt expense of $0.03 per diluted share, resulting from new debt in connection with the acquisitions of Market Center, 55 Second Street, and 111 Sutter Street, and (vi) a decrease in lease termination income of $0.02 per diluted share. In addition, the Company expects to realize a $0.02 per diluted share benefit due to a lower number of weighted average shares and units outstanding, resulting from the 7.2 million common shares that were repurchased during 2019.

	Full Year 2020
(Amounts per diluted share)	Low	High
Estimated net income attributable to common stockholders	$0.02	$0.08
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.98	0.98

Estimated Core FFO	$1.00	$1.06

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to on page 8. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or realized and unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including straight-line rent adjustments and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss, calculated in accordance with GAAP, adjusted to exclude depreciation and amortization from real estate assets, impairment losses on certain real estate assets and gains or losses from the sale of certain real estate assets or from change in control of certain real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of rental revenue (which includes property rentals, tenant reimbursements and lease termination income) and certain other property-related revenue less operating expenses (which includes property-related expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE’s share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties that were owned by us in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, impairment of receivables arising from operating leases and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-line rent adjustments and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended December 31, 2019, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, February 13, 2020 at 10:00 a.m. Eastern Time (ET), during which management will discuss the fourth quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on February 13, 2020 through February 20, 2020 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13698545.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, San Francisco, and Washington, D.C. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes	Robert Simone
Executive Vice President, Chief Financial Officer	Director, Business Development & Investor Relations
212-237-3122	212-237-3138
ir@paramount-group.com	ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2019	December 31, 2018
Assets:
Real estate, at cost
Land	$2,002,425	$2,065,206
Buildings and improvements	5,981,711	6,036,445

	7,984,136	8,101,651
Accumulated depreciation and amortization	(790,216)	(644,639)

Real estate, net	7,193,920	7,457,012
Cash and cash equivalents	306,215	339,653
Restricted cash	25,272	25,756
Investments in unconsolidated joint ventures	449,180	78,863
Investments in unconsolidated real estate funds	10,317	10,352
Preferred equity investments, net	—	36,042
Accounts and other receivables, net	19,231	20,076
Due from affiliates	36,918	—
Deferred rent receivable	305,794	267,456
Deferred charges, net	127,171	117,858
Intangible assets, net	208,744	270,445
Other assets	51,373	132,465

Total assets	$8,734,135	$8,755,978

Liabilities:
Notes and mortgages payable, net	$3,783,851	$3,566,917
Revolving credit facility	36,918	—
Accounts payable and accrued expenses	117,356	124,334
Dividends and distributions payable	25,255	25,902
Intangible liabilities, net	73,789	95,991
Other liabilities	66,004	51,170

Total liabilities	4,103,173	3,864,314

Equity:
Paramount Group, Inc. equity	3,785,730	4,000,800
Noncontrolling interests in:
Consolidated joint ventures	360,778	394,995
Consolidated real estate fund	72,396	66,887
Operating Partnership	412,058	428,982

Total equity	4,630,962	4,891,664

Total liabilities and equity	$8,734,135	$8,755,978

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Rental revenue	$182,642	$181,820	$734,477	$727,295
Fee and other income	7,846	8,855	34,703	31,666

Total revenues	190,488	190,675	769,180	758,961
Expenses:
Operating	67,235	67,643	274,836	274,078
Depreciation and amortization	59,575	63,684	248,347	258,225
General and administrative	17,099	13,285	68,556	57,563
Transaction related costs	295	608	1,999	1,471

Total expenses	144,204	145,220	593,738	591,337
Other income (expense):
(Loss) income from unconsolidated joint ventures	(1,891)	537	(4,706)	3,468
Loss from unconsolidated real estate funds	(614)	(1)	(343)	(269)
Interest and other income, net	2,139	1,229	9,844	8,117
Interest and debt expense	(45,217)	(37,657)	(156,679)	(147,653)
Loss on early extinguishment of debt	(11,989)	—	(11,989)	—
Real estate impairment loss	(42,000)	—	(42,000)	(46,000)
Gain on sale of real estate	—	—	1,140	36,845

Net (loss) income before income taxes	(53,288)	9,563	(29,291)	22,132
Income tax benefit (expense)	511	(968)	(312)	(3,139)

Net (loss) income	(52,777)	8,595	(29,603)	18,993
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(2,769)	(2,662)	(11,022)	(8,182)
Consolidated real estate fund	(57)	(52)	(313)	(720)
Operating Partnership	5,458	(563)	4,039	(944)

Net (loss) income attributable to common stockholders	$(50,145)	$5,318	$(36,899)	$9,147

Per share:
Basic	$(0.22)	$0.02	$(0.16)	$0.04

Diluted	$(0.22)	$0.02	$(0.16)	$0.04

Weighted average common shares outstanding:
Basic	227,276,459	237,036,494	231,538,065	239,526,694

Diluted	227,276,459	237,077,240	231,538,065	239,555,636

Paramount Group, Inc.

Reconciliation of Net (Loss) Income to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of Net (Loss) Income to FFO and Core FFO:
Net (loss) income	$(52,777)	$8,595	$(29,603)	$18,993
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	66,524	65,832	266,119	266,236
Real estate impairment loss	42,000	—	42,000	46,000
Gain on sale of real estate	—	—	(1,140)	(36,845)

FFO	55,747	74,427	277,376	294,384
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(11,360)	(12,143)	(46,527)	(45,622)
Consolidated real estate fund	(57)	(52)	(313)	(720)

FFO attributable to Paramount Group Operating Partnership	44,330	62,232	230,536	248,042
Less FFO attributable to noncontrolling interests in Operating Partnership	(4,352)	(5,961)	(22,349)	(23,577)

FFO attributable to common stockholders	$39,978	$56,271	$208,187	$224,465

Per diluted share	$0.18	$0.24	$0.90	$0.94

FFO	$55,747	$74,427	$277,376	$294,384
Non-core items:
Our share of (distributions from 712 Fifth Avenue in excess of earnings) and earnings in excess of distributions	(1,001)	2,646	(2,038)	2,727
Loss on early extinguishment of debt	11,989	—	11,989	—
Non-cash write-off of deferred financing costs	8,215	—	8,215	—
Other, net	1,083	693	2,881	3,279

Core FFO	76,033	77,766	298,423	300,390
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(11,360)	(12,143)	(46,527)	(45,622)
Consolidated real estate fund	(57)	(52)	(313)	(720)

Core FFO attributable to Paramount Group Operating Partnership	64,616	65,571	251,583	254,048
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(6,344)	(6,281)	(24,419)	(24,148)

Core FFO attributable to common stockholders	$58,272	$59,290	$227,164	$229,900

Per diluted share	$0.26	$0.25	$0.98	$0.96

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	227,276,459	237,036,494	231,538,065	239,526,694
Effect of dilutive securities	50,071	40,746	35,323	28,942

Denominator for FFO and Core FFO per diluted share	227,326,530	237,077,240	231,573,388	239,555,636

Paramount Group, Inc.

Reconciliation of Net (Loss) Income to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of Net (Loss) Income to Same Store NOI and Same Store Cash NOI:
Net (loss) income	$(52,777)	$8,595	$(29,603)	$18,993
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	59,575	63,684	248,347	258,225
General and administrative	17,099	13,285	68,556	57,563
Interest and debt expense	45,217	37,657	156,679	147,653
Loss on early extinguishment of debt	11,989	—	11,989	—
Income tax (benefit) expense	(511)	968	312	3,139
NOI from unconsolidated joint ventures	7,840	6,973	22,409	20,730
Fee income	(5,373)	(5,676)	(22,744)	(18,629)
Interest and other income, net	(2,139)	(1,229)	(9,844)	(8,117)
Real estate impairment loss	42,000	—	42,000	46,000
Gain on sale of real estate	—	—	(1,140)	(36,845)
Other, net	2,800	72	7,048	(1,728)

NOI	125,720	124,329	494,009	486,984
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(18,107)	(18,026)	(72,620)	(69,017)
Consolidated real estate fund	103	(9)	126	11

PGRE’s share of NOI	107,716	106,294	421,515	417,978
Acquisitions	(5,046)	—	(9,065)	—
Dispositions	—	(2,230)	—	(15,263)
Lease termination income (including our share of unconsolidated joint ventures)	(376)	(3,553)	(3,473)	(4,303)
Other, net	16	90	464	320

PGRE’s share of Same Store NOI	$102,310	$100,601	$409,441	$398,732

NOI	$125,720	$124,329	$494,009	$486,984
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(11,133)	(13,320)	(45,252)	(59,122)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(3,094)	(3,286)	(11,807)	(15,408)

Cash NOI	111,493	107,723	436,950	412,454
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(15,841)	(14,953)	(62,889)	(56,552)
Consolidated real estate fund	103	(9)	126	11

PGRE’s share of Cash NOI	95,755	92,761	374,187	355,913
Acquisitions	(3,246)	—	(6,363)	—
Dispositions	—	(2,282)	—	(12,055)
Lease termination income (including our share of unconsolidated joint ventures)	(376)	(3,553)	(3,473)	(4,303)
Other, net	16	90	464	320

PGRE’s share of Same Store Cash NOI	$92,149	$87,016	$364,815	$339,875